Exhibit 5

April 4, 2005

Board of Directors
McCormick & Company, Incorporated
18 Loveton Circle
Sparks, Maryland 21152

Re: Registration Statement on Form S-8 dated April 4, 2005

I am Senior Vice President, General Counsel & Secretary of McCormick & Company, Incorporated (the “Company”). I have reviewed and am familiar with the McCormick & Company, Incorporated 2005 Employees Stock Purchase Plan (the “Plan”) and the non-qualified stock options granted by the Company on April 1,2005 (the “Non-Qualified Stock Options”) to certain employees of the Company’s subsidiaries and affiliates and to other Company employees who are not otherwise eligible to participate in the Plan in lieu of participation in the Plan, the stock option form (the “Stock Option Form”) evidencing the Non-Qualified Stock Options, the Charter and the By-Laws of the Company, the corporate proceedings relating to the adoption of the Plan and the granting of the options thereunder, and to the granting of the Non-Qualified Stock Options and the adoption of the Stock Option Form, and the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission under the Securities Act of 1933 in the matter of the offering of shares of Common Stock Non-Voting under the Plan and pursuant to the Non-Qualified Stock Options.

I have assumed for the purpose of this opinion that all of the shares to be issued pursuant to the Plan and the Non-Qualified Stock Options will be new issue shares. In my opinion, the shares offered and sold pursuant to the Plan and the Non-Qualified Stock Options upon issuance and delivery by the Company will be legally and validly authorized and issued and will be fully paid and non-assessable in the hands of the holders thereof.

I hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement.

Very truly yours,

Robert W. Skelton